Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is entered into by and between Ralph Schmitt (“Schmitt”) and Exar Corporation (the “Company”).

WHEREAS, Schmitt has been employed by the Company as its Chief Executive Officer and President pursuant to the terms of an Employment Agreement, dated May 7, 2007, and as amended by that certain Amendment to Employment Agreement, dated August 24, 2007 (collectively, the “Employment Agreement”);

WHEREAS, Schmitt’s employment with the Company terminated, effective December 6, 2007;

WHEREAS, the Company and Schmitt agree that, subject to Schmitt entering into this Agreement pursuant to Section 5.4 of the Employment Agreement, Schmitt is entitled to receive the severance benefits provided for under Section 5.3(b)(i)-(ii) of the Employment Agreement;

WHEREAS, any capitalized terms that are not defined herein shall have the meaning set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Schmitt agree as follows:

1. Effective Date: This Agreement shall become effective on the eighth day after Schmitt delivers to the Company a fully-executed version of this Agreement without modification or revocation (the “Effective Date”).

2. Separation from Employment and Resignation from Board of Directors: The parties agree that Schmitt’s employment with the Company and any of its subsidiaries or affiliates (the “Company Group”) terminated, effective December 6, 2007 (the “Severance Date”). As of the Severance Date, by executing this Agreement, Schmitt agrees that he no longer holds the title of, or performs services as, the Company’s Chief Executive Officer, President or in any other position of employment with the Company or any of its subsidiaries or affiliates (including Sipex Corporation and its subsidiaries). By executing this Agreement, Schmitt hereby confirms his resignation effective as of the Severance Date from his position as a member of the Company’s Board of Directors (the “Board”) and, to the extent applicable, as a member of the Board of Directors or as an officer of any member of the Company Group (including Sipex Corporation and its subsidiaries). Schmitt acknowledges and agrees that he no longer represents any member of the Company Group and Schmitt shall not hold himself out as having authority to represent any member of the Company Group. Schmitt agrees that he shall not communicate with third parties with which any member of the Company Group has or is negotiating business relationships or with securities analysts or similar third parties purporting to represent or be acting on behalf of any member of the Company Group or in any way that results in the communication of Company confidential information (including without limitation negotiation strategies and Company objectives).

3. Accrued Obligations: The Company will pay to Schmitt all Accrued Obligations in accordance with Section 5.3(a) of the Employment Agreement.

4. Severance Benefits: Provided that Schmitt complies with the terms and conditions of this Agreement, his Employee Proprietary Rights and Non-Disclosure Agreement with the Company (the “Confidentiality Agreement”) and his Employee Noncompetition, Nondisclosure and Developments Agreement with Sipex Corporation (the “Sipex Confidentiality Agreement”), Schmitt shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

a. Severance Pay. The Company shall pay Schmitt severance pay in the amount of $440,000, less standard withholdings and authorized deductions (the “Severance Pay”). The Severance Pay shall be paid in equal installments in accordance with the Company’s standard payroll schedule beginning with the first regular payroll payment date after the Effective Date until the last regular payroll payment date on or prior to the twelve (12) month anniversary of the Severance Date.

b. Health and Welfare Benefits: Schmitt shall have the option to convert and continue health and dental insurance for himself and his eligible dependents after the Severance Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Schmitt timely exercises his right to convert his health and dental insurance for himself and his eligible dependents, the Company shall pay the cost of Schmitt’s premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Schmitt (and, if applicable, Schmitt’s eligible dependents) as in effect immediately prior to the Severance Date, for a period commencing on the Severance Date and ending on the earlier to occur of (i) the date Schmitt becomes eligible for medical coverage with another employer and (ii) the 6-month anniversary of the Severance Date.

c. Mitigation: Schmitt will not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any compensation earned by Schmitt as a result of employment by another employer or otherwise.

5. Termination Of Contractual Relationship: Schmitt and the Company agree that except as arising out of this Agreement, the Confidentiality Agreement, the Sipex Confidentiality Agreement, the Sipex Option Agreement (as amended hereby), and the Indemnity Agreement between the Company and Schmitt dated August 25, 2007 (the “Indemnity Agreement”) (collectively, the “Ongoing Contracts”), there are no further contractual relationships between Schmitt and any member of the Company Group (including Sipex Corporation) following the Severance Date and Schmitt will have no right to reinstatement with the Company or any member of the Company Group. Nothing herein shall relieve Schmitt of his obligations to keep Company information confidential, whether under the Confidentiality Agreement, the Sipex Confidentiality Agreement or otherwise, including information learned by him as an officer and/or director of the Company or any of its subsidiaries (including Sipex Corporation).

6. Litigation/Audit. Following the Effective Date, Schmitt shall cooperate with the Company in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to Schmitt’s employment with or service as an employee or a member of the board of directors of any member of the Company Group (collectively, “Litigation”) or (b) any audit of the financial statements of any member of the Company Group with respect to the period of time when Schmitt was employed by any member of the Company Group (“Audit”). Schmitt acknowledges that such cooperation may include, but shall not be limited to, Schmitt making himself available to the Company or any other member of the Company Group (or their respective attorneys or auditors) at dates and times requested by the Company upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any of member of its Company Group to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company Group pertinent information related to any Litigation or Audit; (iii) providing information and legal representations to the auditors of any member of the Company Group, in a form and within a timeframe requested by the Board of Directors of the Company, with respect to the Company Group’s opening balance sheet valuation of intangibles and financial statements for the period in which Schmitt was employed by any member of the Company Group; and (iv) turning over to the Company Group any documents relevant to any Litigation or Audit that are or may come into Schmitt’s possession. Schmitt also agrees to make himself available to the Company or any other member of the Company Group to provide information regarding business negotiations, business relationships, transactions, employee matters or any other matter that Schmitt may have knowledge of pertaining to the business any member of the Company Group The Company shall reimburse Schmitt for reasonable travel expenses incurred in connection with providing the services under this Section 6, including lodging and meals, upon Schmitt’s submission of receipts.

7. No Other Compensation or Benefits: Except as expressly set forth herein in Sections 3, 4 and 6 of this Agreement, Schmitt acknowledges that he will not receive, and is not entitled to receive, any additional compensation, severance or benefits after the Severance Date. Schmitt agrees to submit any business expenses that he incurred in the scope of his employment within fifteen (15) days following the Severance Date. The Company will reimburse Schmitt for all outstanding business expenses in accordance with the Company’s expense reimbursement policy.

8. No Admission of Liability Or Wrongdoing: This Agreement does not constitute an admission by the Company or Schmitt of any violation of federal, state or local law, ordinance or regulation or of any violation of the Company’s policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company or Schmitt. This Agreement may be introduced, however, in any proceeding to enforce the Agreement.

9. Release: Schmitt, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, the Company Group, and each of its and their subsidiaries, parent, or affiliated partnerships and corporations, past and present, as well as each of its and their directors, officers, trustees, shareholders, members, partners, representatives, attorneys, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”), from and with respect to any claim, cause of action, charge, controversy, duty, agreement, wages, obligation, demand, loss, cost, debt, damages, penalties, judgment, attorneys’ fees, order, or liability, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of or in any way connected with any acts or omissions committed or omitted by Releasees prior to Schmitt signing this Agreement, including but not limited to Schmitt’s employment and termination of employment with the Company, membership and termination of membership on the Board of Directors of the Company, or any other relationship with, interest in or termination of relationship with any Releasees, including without limiting the generality of the foregoing, any Claim for wages, vesting, overtime, salary, severance pay, director compensation, commissions, bonus or similar benefit, car allowance, sick leave, pension, retirement, vacation pay, paid time off, equity, life insurance, health or medical insurance, including coverage under the Company’s Executive Health Plan, or any other fringe benefit, or disability; any Claim for breach of the Option Agreement or Employment Agreement; any Claim pursuant to any federal, state or local law, constitution, regulation, ordinance, or common law, including, but not limited to: the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the California Fair Employment and Housing Act, as amended; the California Family Rights Act; the California Labor Code; the Sarbanes-Oxley Act; any tort; breach of implied, express, oral or written contract; unfair competition; wrongful discharge; discrimination; retaliation; harassment; fraud; defamation; emotional distress; breach of the implied covenant of good faith and fair dealing; or breach of the Company’s Fiscal Year 2008 Executive Incentive Compensation Program, or breach of the Executive Officers’ Change in Control Severance and Benefit Plan.

Notwithstanding any provision of this Section 9, Schmitt does not hereby release any right he may otherwise have to: (i) any obligations of the Company arising under this Agreement or the other Ongoing Contracts (as the same may be amended hereby); (ii) Schmitt’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (iii) Schmitt’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iv) Schmitt’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any); and (v) indemnification by the Company or any member of the Company Group pursuant to applicable law or, as applicable, the certificates of incorporation or by-laws of the Company and/or any member of the Company Group.

10. Section 1542 Waiver: In executing this Agreement, and except as expressly stated in this Agreement, Schmitt intends for it to be effective as a general release to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Schmitt hereby expressly waives any rights and benefits conferred by SECTION 1542 OF THE

CALIFORNIA CIVIL CODE, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Schmitt acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist against Company Releasees, respectively, with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Schmitt hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Schmitt acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

11. Waiver Of Age Discrimination Claims: Schmitt expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA which have arisen on or before the date of execution of this Agreement. Schmitt also expressly acknowledges and agrees that:

a.	In return for this Agreement, Schmitt will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement;

b.	Schmitt is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement, and has done so;

c.	Schmitt is hereby informed that he has 21 days within which to consider whether to sign and accept the terms of this Agreement and that if he wishes to execute this Agreement prior to the expiration of such 21-day period, he will execute the Acknowledgment and Waiver attached hereto as Exhibit B;

d.	Nothing in this Agreement prevents or precludes Schmitt from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

e.

Schmitt is hereby informed that he has seven (7) days following the date he executes the Agreement in which to revoke it, and this Agreement will become null and void if Schmitt elects revocation during that time. To be valid and effective, any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Schmitt validly exercises his right of revocation, neither the Company nor Schmitt will have any obligations under this Agreement.

12. Confidentiality Agreement. Schmitt acknowledges that he has continuing obligations to the Company under the Confidentiality Agreement and the Sipex Confidentiality Agreement that remain in effect beyond the termination of his employment. A copy of the Confidentiality Agreement and a copy of the Sipex Confidentiality Agreement are attached hereto as Exhibit A and is expressly incorporated into this Agreement.

13. Return of Company Property and Proprietary Information: Schmitt acknowledges that, by no later than five (5) calendar days after the Severance Date, he shall return to the Company all Company Property and Confidential Information that are in his possession, custody or control unless directed otherwise by the Company. For purposes of this Agreement, the term “Company Property” shall mean all personal computers, laptop computers, cellular telephones, security cards, keys, diskettes, electronic storage devices, personal digital assistants or pda’s, and other equipment or property owned by the Company that were provided to Schmitt during his employment with the Company (including its predecessor companies). For purposes of this Agreement, the term “Confidential Information” shall include information required to be kept confidential pursuant to the Confidentiality Agreement and the Sipex Confidentiality Agreement, and any other confidential information of any member of the Company Group. Schmitt further agrees to make a diligent and thorough search for any Company Property and Company documents or information in his possession or control prior to the Effective Date. In addition, (i) Schmitt will complete any forms necessary, including those of any banking institution, to remove his name from any list of Company authorized signatories, (ii) Schmitt will execute any requested letters of resignation with respect to the Company or its subsidiaries, and (iii) Schmitt shall otherwise assist the Company in taking all actions required to confirm that all Company Property has been returned and that full ownership of all Company Property is vested solely in the Company.

14. Equity: Schmitt acknowledges that he has no vested right to acquire any portion of the Option granted to him pursuant to Section 3.4 of the Employment Agreement and that all unvested shares underlying such Option are hereby forfeited in accordance with the terms of the Option Agreement (as defined in Section 3.4 of the Employment Agreement). Schmitt further acknowledges and agrees that, he has no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any member of the Company Group, except that Schmitt and the Company agree that Schmitt shall be entitled to exercise the option originally granted to Schmitt on June 27, 2005 and purchase pursuant to an exercise thereof up to 201,761 shares of Company common stock at the exercise price per share of such option (as such was adjusted as a result of the acquisition of Sipex Corporation by the Company) until 5:00 p.m. Pacific time on June 6, 2008 (the “Sipex Option” and the “Stand-Alone Stock Option Agreement” pertaining thereto, the “Sipex Option Agreement”). Schmitt and the Company agree that Schmitt shall not vest on an accelerated basis in any additional shares under the Sipex Option pursuant to Section 7 of the Sipex Option Agreement or otherwise, that his vesting in the shares underlying the Sipex Option ceased on December 6, 2007, and that the exercise period of the Sipex Option shall be as set forth above in this Section 14, and not as may otherwise be set forth in the Sipex Option Agreement.

15. Non-Solicitation: Schmitt shall comply with his continuing non-solicitation obligations under Section 8 of the Employment Agreement.

16. Non-Disparagement: Schmitt agrees that he shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding the Company or any member of the Company Group, or its or their current or former officers, directors, trustees, employees, partners, owners, affiliates, or agents, in any manner that is intended to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements to the media, former and present employees, consultants or customers of the Company, or existing or potential investors of the Company. The Company agrees that its officers and directors will not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding Schmitt that is intended to be harmful to Schmitt’s business or personal reputation. Nothing in this Section 16 is intended to prohibit Schmitt, on the one hand, or the Company or any of its officers or directors, on the other hand, from testifying or responding truthfully in response to any court order, arbitral order, subpoena or government investigation (“Disclosure Demand”), provided that the disclosing party: (i) provides written notice to the non-disclosing party within 72 hours of receiving a Disclosure Demand and (ii) cooperates with the non-disclosing party to the extent the non-disclosing party elects to object to such Disclosure Demand.

17. Warranty of No Other Actions: Schmitt hereby represents and warrants to the Company that he has not filed any lawsuit or administrative action against the Company or any other Company Releasee with any court, arbitration proceeding or governmental agency.

18. Assignments: Schmitt warrants and represent that he has not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Schmitt shall defend, indemnify and hold harmless the Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. The Company may assign this Agreement, including any and all rights under this Agreement, without notice in its sole discretion. This Agreement is personal to Schmitt and may not be assigned, in whole or in part, by Schmitt.

19. Waivers: No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and, then, only to the specific purpose, extent and instance so provided.

20. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in the State of California and without regard to conflicts of laws doctrines.

21. Arbitration: Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions shall be resolved in accordance with Section 18 of the Employment Agreement.

22. Authority. The Company represents and warrants that all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement have been taken.

23. Severability: If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application and, therefore, the provisions of this Agreement are declared to be severable.

24. Entire Agreement: With the exception of the Confidentiality Agreement, the Sipex Confidentiality Agreement, the Sipex Option Agreement (as amended hereby), the Indemnity Agreement, and Sections 7-18 and 20-23 of the Employment Agreement, this instrument constitutes and contains the entire agreement and understanding concerning Schmitt’s employment and the other matters addressed herein. The parties intend it as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters, and expressly supersedes and eliminates any rights Schmitt may have under the Executive Health Plan and the Executive Officers’ Change in Control Severance and Benefit Plan. This is a fully integrated document. This Agreement may be modified only with a written instrument executed by both parties.

25. Voluntary Counsel: Schmitt agrees and acknowledges that he has read and understood this Agreement prior to signing it, has entered into this Agreement freely and voluntarily and has had the opportunity to receive legal advice from counsel of his own choosing prior to entering into this Agreement.

26. Notices: All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i) if to the Company:

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Attn: Board of Directors

with a copy to:

Stephen Sonne, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

(ii) if to Schmitt, to the address most recently on file in the payroll records of the Company

27. Section Headings: Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning of interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

/s/ Ralph Schmitt	Dated: December 29, 2007.
RALPH SCHMITT

EXAR CORPORATION

By:	/s/ Richard Leza	Dated: December 29, 2007.
Richard Leza
Chairman of the Board
EXAR CORPORATION

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